UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2012

Alternative Energy & Environmental Solutions, Inc.
(Exact name of registrant as specified in charter)

Nevada	333-170118	27-2830681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

159 North State Street Newtown PA	18940
(Address of principal executive offices)	(Zip Code)

215-968-1600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 14, 2012, the board of directors (the “Board”) of Alternative Energy and Environmental Solutions, Inc. (the “Company”) unanimously appointed Allen Sharpe as a member of the Board bringing the number of members of the Board to two.  Mr. Sharpe will hold office until the next annual general meeting of our shareholders or until removed from office in accordance with the Company’s bylaws.

Allen Sharpe has served as Director of Alternative Energy and Environmental Solutions, Inc. since August 14, 2012.  Since the beginning of 2012, Mr. Sharpe has been the president of Biomass Industries Inc.  From 2009 to 2012, Mr. Sharpe has been the President of U.S. Ecofuels, Inc. developing biomass torrefaction technology and projects.  From 2005 to 2009, Mr. Sharpe was the President of Biomass Investment Group, Inc., where he developed biomass gasification and energy crop technology.   From 1991 to 2005, Mr. Sharpe was a business consultant for various assisted living facilities.  Prior to consulting, from 1982 to 1990, Mr. Sharpe was the President of P.B Scotts Music Hall, where he developed and operated entertainment facilities.  Also, during that time, Mr. Sharpe was the President of Carolina Living, Inc. where he developed assisted living facilities.  From 1972 to 1975, Mr. Sharpe was an attorney for CBIG, a REIT managed by First Union Bank.  Prior to his position at CBIG, he was involved in the private practice of law.  Mr. Sharpe received his Juris Doctor from the University Of North Carolina School Of Law and attended High Point University, where he received an A.B. in History and Political Science.

Mr. Sharpe’s qualifications to serve on the Board include his experience in the energy industry.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Sharpe.

Related Party Transactions

There are no related party transactions reportable under Item 5.02 of Form 8-K or Item 404(a) of Regulation S-K.

Employment Agreement

The Company has not entered into any employment agreements with any of its officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

ALTERNATIVE ENERGY & ENVIRONMENTAL SOLUTIONS, INC.

DATED: August 24, 2012	By:	/s/ Peter Coker
Peter Coker
President, Chief Executive Officer, and Chief Financial Officer